Exhibit 10.29

JOINT VENTURE AGREEMENT FOR ST. CHARLES ACTIVE ADULT

COMMUNITY

THIS JOINT VENTURE AGREEMENT FOR ST. CHARLES ACTIVE ADULT COMMUNITY (the "Agreement") is made this 14th day of November, 2002, by and between U.S. HOME CORPORATION, a Delaware corporation (hereinafter "USH"), and ST. CHARLES COMMUNITY, LLC, a Delaware limited liability company (hereinafter "SCC").

RECITALS

R-1. SCC is the owner of certain real property designated as Tract _____, St. Charles Communities, Fairway Village, Gleneagles Neighborhood, to be subdivided as provided herein, and to consist of approximately 132 acres of land, more or less, in Charles County, Maryland, as more particularly described in Schedule I attached hereto and made a part hereof (the "Property"), which the parties contemplate will be developed as an age-restricted residential community containing a minimum of 350 home sites (the "Project").

R-2. USH and SCC desire to establish a joint venture to subdivide, market, sell and develop the Property, as set forth herein.

NOW, THEREFORE, for the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, USH and SCC hereby agree as follows:

1. FORMATION OF ST. CHARLES ACTIVE ADULT COMMUNITY, L.L.C.

It is the intention of the parties to undertake the Project with a limited liability company in which USH and SCC shall be 50% members each. Provided USH does not terminate this Agreement pursuant to its Study Period set forth in Section 3 below, promptly following the end of the Study Period USH and SCC shall form a Maryland limited liability company, the name of which shall be "St. Charles Active Adult Community, L.L.C.", or such other name as is agreed to by USH and SCC (the "LLC"), and further agree that the operation of the LLC shall be governed by an operating agreement in the form attached to this Agreement as Exhibit A and incorporated herein by reference (the "Operating Agreement"). Each party shall contribute to this joint venture the considerations and contributions as are set forth in this Agreement, and each party shall make the capital contributions to the LLC as are set forth in the Operating Agreement. Promptly following the end of the Study Period, USH agrees to file the Articles of Organization for the LLC with the Maryland State Department of Assessments and Taxation, at the cost of the LLC. For the considerations and on the terms set forth in this Agreement, SCC shall contribute the Property to this Joint Venture and to the LLC. The LLC will subdivide and develop the Project on the Property and will in turn sell finished lots to USH pursuant to a lot option contract, in form and substance approved by both SCC and USH prior to the end of the Study Period (such approval not to be unreasonably withheld, conditioned or delayed) (the "Lot Contract"). If the parties are unable to agree on the form of the Lot Contract prior to the end of the Study Period, in their reasonable discretion, then either party, by written notice to the other, shall have the right to terminate this Agreement, whereupon neither party shall have any further rights or obligations hereunder. If, prior to any such termination by either party' the parties agree on the form of the Lot Contract, this right to terminate shall be of no further force or effect. The parties acknowledge and agree that the purchase price for lots to be set forth in the Lot Contract shall be established at a sum equal to 120% of the LLC's cost of delivering finished lots (including, but not limited to, land costs as determined pursuant to Paragraph 7 (d) below, engineering costs incurred by the LLC and all costs of constructing improvements to the Property by the LLC). The Lot Contract will require that USH begin purchasing lots from the LLC on the date no later than the date that the lots are certified by the LLC to be fully subdivided and ready for the issuance of building permits pursuant to the Lot Contract. Thereafter, USH shall be required to purchase a minimum of sixty (60) lots per year pursuant to the Lot Contract, and the purchase price of the lots pursuant to the Lot Contract shall be subject to an escalator of 6% per annum, commencing on the date of the first lot takedown.

For purposes of the calculation of the purchase price under the Lot Contract, the LLC's costs of delivering finished lots shall also include, but shall not be limited to, all of the costs to: subdivide the Property from the larger parcel owned by SCC, obtain all permits and governmental approvals necessary to subdivide and develop the project, bond the development and construction of the infrastructure for the Project, furnish utilities to the lots in the Project, design and engineer the Project and the Project infrastructure, design and relocate the public right of way known as Demarr Road, design and relocate the private right of way on the Property used by the Demarr family and others, pay all interest carry due to the development loan lender on the Property, pay any applicable association fees or shortfall in the Association budget to the Project neighborhood association, pay the "Assumed Value" of the Property as provided in Section 7(d) herein (plus a 6% per annum escalation from January 1, 2003 until the initial lot purchase take down under the Lot Contract), pay the 3% management fee payable to SCC as provided in the LLC's Operating Agreement, pay a $t,500.00 per lot pump station contribution, pay a $6,000.00 per lot road fee, pay for the development and construction of a community recreation center and related facilities, and pay all and any other costs and expenses necessary for preparation, delivery and/or conveyance of the Lots under the Lot Contract and for all labor and materials for the work required by the Lot Contract. USH shall have the right to terminate this transaction if the total of said costs, plus 20%, would cause the purchase price of the Lots on the date of the initial take down to exceed the amounts set forth in Section 5(e) hereof. Such rights of termination on the part of USH shall be governed by the provisions of Section 5(e) hereof. In addition to the foregoing, the Lot Contract shall require USH to place an earnest money deposit thereunder, upon execution of the Lot Contract, in the amount of $1,000,000.00 in good U.S. funds or by way of letter of credit issued by a recognized financial institution.

SCC shall pay the costs for any off-site utility work to bring utilities to the boundary line of the Property. The Lot Contract shall provide that the LLC will sell lots to other builders in the event of any default thereunder by USH.

2. MANAGEMENT OF THE LLC. Management of the LLC shall be as set forth in Articles X and XI of the Operating Agreement. The day-to-day administrative management of the LLC shall be performed by SCC, pursuant to a Management and Development Agreement to be executed by the parties hereto, in form as is attached hereto as Exhibit B and incorporated herein by reference.

3. STUDY PERIOD. This Agreement is expressly contingent upon USH's determination, in its sole discretion, of the feasibility of the proposed joint venture. USH shall have a period of ninety (90) days following the Effective Date (as defined in Section 28 hereof) of this Agreement (the "Study Period") to determine whether the joint venture is feasible. SCC hereby grants USH, from the date hereof until the date of Closing, the right, license, permission and consent for USH and its agents or independent contractors to enter upon the Property for the purposes of performing tests, studies and analyses thereon. USH shall indemnify and hold SCC harmless from and against any damages that may be incurred by SCC as a result of such actions by USH, its employees, agents and independent contractors. USH agrees to promptly refill holes dug and otherwise to reasonably repair any damage to the Property as a result of its activities. USH will permit no lien to attach to Property as a result of its activities. Failure to post the Deposit as set forth in Paragraph 4 below shall be deemed to be an election by USH to terminate this Agreement, in which event the parties shall have no further obligations or liabilities hereunder.

4. DEPOSIT. In the event USH elects not to terminate this Agreement at the conclusion of the Study Period, then within three (3) business days after the expiration of the Study Period, USH shall deliver to Walsh, Colucci, Stackhouse, Emrich & Lubeley, P.C. ("Escrow Agent") a deposit in the form of cash in the amount of Three Hundred Fifty Thousand Dollars ($350,000.00) (the "Deposit"). Escrow Agent shall deposit the Deposit in a federally insured interest bearing account and all interest shall accrue to the benefit of USH. At closing on this Agreement ("Closing"), the Deposit shall apply to and be credited against USH's capital contribution required pursuant to the Operating Agreement; however, it is agreed and understood that the Deposit shall not be applied to the payment of the Assumed Value by USH under Section 7 (d) (iv) of this Agreement, but shall be in addition to the payment of the Assumed Value as a part of USH's capital contribution to the LLC. During the term of this Agreement, the Deposit, or parts thereof, shall be disbursed to SCC upon application by SCC to the Escrow Agent (the Escrow Agent being irrevocably authorized hereunder to make such disbursements upon application by SCC) to be applied to and to pay the costs and expenses incurred by SCC for the Approvals Costs as defined in Section 5 below. The Escrow Agent shall not be required to verify the authenticity of any application made by SCC hereunder for disbursement of all or any part of the Deposit for the payment of any Approvals Costs.

5. APPROVALS/ENTITLEMENTS. Following the expiration of the Study Period (provided that USH does not cancel this Agreement on or before the Study Period as provided herein), SCC shall proceed to obtain approval of all subdivision, zoning and preliminary plan engineering for the Project from the applicable governmental authorities, and shall also seek final engineering approval and permits for the first phase of the Project, consisting of approximately 100 home sites (collectively, the "Approvals"). All documented, out-of-pocket costs incurred by SCC in obtaining the Approvals following the expiration of the Study Period and prior to the LLC's acquisition thereof (collectively, the "Approvals Costs"), shall be paid in full by USH by way of disbursements of the Deposit as provided herein. SCC shall pay any of the Approval Costs by any amount by which the same exceed the full amount of the Deposit (subject to reimbursement by the LLC out of its cash flow prior to the distribution of profits to either party). The Deposit paid by USH and applied to the Approvals Costs, and any sums paid by SCC for the Approvals Costs shall be reimbursed to USH and SCC, respectively, out of the cash flow of the LLC as it sells Lots on a pro rata basis, and prior to the distribution of any profits or revenues to the parties from the sale of Lots by the LLC. The Deposit and any such sums paid by SCC for the Approvals Costs shall bear interest at the rate of six percent (6%) per annum (which interest shall be paid by the LLC along with the reimbursement of said sums as aforesaid) from the date contributed to thc LLC and/or paid for the Approvals Costs until the date repaid. Such interest carry shall be repaid by the LLC to the respective parties prior to the disbursement of any profits or revenue to the parties by the LLC from the sale of Lots.

At Closing, ownership of all such Approvals, and the engineering work related to such Approvals, shall be transferred to and thereafter owned by the LLC.

It is understood and agreed that, because the Approvals will impact the Project well after Closing, it is critical to both USH and SCC that USH approve the terms and conditions of such Approvals, which approval shall not unreasonably be withheld, conditioned or delayed. The process for SCC to obtain approval from USH as set forth above shall be as follows:

(a) SCC shall provide USH with copies of all plans and documents generated during the Approvals process, prior to submission of such plans and documents to any public agency, body or entity.

(b) USH shall review all such plans and documents and shall have a period of ten (10) days from the date such plans and documents are provided to USH to advise SCC, in writing, of any objections which USH has to such plans and documents.

(c) In the event USH does not advise SCC in writing of its objections to such plans and/or documents within such ten (10) day period, time being of the essence, USH shall be deemed to have approved such plans and/or documents in the form provided and SCC shall be entitled to rely upon such approval and proceed in accordance therewith.

(d) In the event USH objects to such plans and/or documents, USH shall timely advise SCC of such objections, in writing and with specificity, and shall diligently work with SCC to resolve such objections in an expeditious manner.

(e) Once such plans and/or documents have been approved for the Project, SCC and USH shall abide by, and shall cause the LLC to abide by, the terms and conditions of such Approvals, and shall indemnify and hold the other harmless from and against any loss or damage the other shall experience due to its failure to do so.

In the event that the Preliminary Plan approval for the Project yields fewer than 350 home sites, then in such event, either USH or SCC may terminate this Agreement within fifteen (15) days following such Preliminary Plan approval, and in such event the parties shall have no further rights and obligations hereunder and the Deposit, or any remaining part thereof, less any amount of the Deposit yet to be disbursed for any of the Approval Costs then unpaid, shall be returned to USH. SCC agrees to use its good faith best efforts to attempt to obtain Preliminary Plan approval for a minimum of 350 home sites within the Project.

In the event, following the preparation and approval of the final engineering for the first phase of development of the Project, the initial lot purchase price for the first phase of lots (the first approximately 100 Lots in the Project) pursuant to the Lot Contract based upon the Budget prepared by the LLC as set forth in the Operating Agreement, and based upon the purchase price parameters set forth in Section 1 above, is in excess of $67,000 per single family detached home site or $50,000 per single family attached home site, USH shall have the right to terminate this Agreement by written notice to SCC, and in such event the parties shall have no further rights and obligations hereunder and the Deposit, or any remaining part thereof, less any amount of the Deposit yet to be disbursed for any of the Approval Costs then unpaid, shall be returned to USH. To exercise this right of termination, USH shall provide written notice to SCC within ten (10) days following the date that the final engineering for the first phase of development of the Project has been agreed upon by SCC and USH as provided in this Section 5 and the engineer retained by SCC to prepare the same has given notice of its projected budget for the costs and expenses to complete the improvements so engineered.

6. TITLE. Prior to the expiration of the Study Period, USH may procure a commitment for title insurance in the name of the LLC covering the Property, issued by Stewart Title Insurance Company (the "Title Company"), together with legible copies of all recorded documents referenced therein and a special tax search (the "Commitment"), by which Commitment the Title Company shall agree to issue to the LLC, upon the Closing, a standard owner's ALTA policy in the amount of the value of the Property, as determined pursuant to Paragraph 7 below, without exception for any matters other than (i) current taxes; (ii) applicable zoning and governmental regulations; and (iii) easements and restrictions of record expressly approved by USH as a "Permitted Exception" hereunder, if any. USH shall have until the end of the Study Period to examine the Commitment and survey and to give written notice to SCC, or SCC's attorney, of its approval or disapproval in USH's sole discretion of any matter contained therein. 8CC shall have fifteen (15) days from the actual receipt of such notice of disapproval to elect whether it will cure the objections or defects so specified, and if SCC elects to cure the same, SCC will have a reasonable time and shall use reasonable diligence to cure same. If SCC elects not to cure the same, or if SCC elects to cure but after the exercise of reasonable diligence, SCC is unable to correct such objections or defects to USH's satisfaction in USH's sole discretion, USH shall have the right to terminate this Agreement and to receive the return of the Deposit, or the remaining balance thereof (less any portion of the Approvals Costs then remaining unpaid), or to waive such objections or defects in writing. Any such defect or objection waived in writing shall become a "Permitted Exception" to title. The Commitment shall be updated by the Title Company, at USH's expense, prior to the Closing Date. Any title exception, other than a prior Permitted Exception hereunder shall be treated as a title defect hereunder, except those placed on the Property in connection with the Project.

7. CLOSING AND EXECUTION OF LLC DOCUMENTS. Closing under this Agreement shall occur within thirty (30) days following the date upon which SCC obtains the Approvals, assuming all conditions to Closing have then been met. SCC shall provide USH with written notice of receipt of the Approvals. Closing shall occur in accordance with the following procedures:

(a) Title. SCC shall convey to the LLC, via special warranty deed, title to the Property which is marketable, insurable, and indefeasible, subject only to real estate taxes for the current year, applicable zoning and governmental regulations, and any Permitted Exceptions previously approved in writing by USH.

(b) Costs of Sale.

(i) Title Insurance. Prior to the Closing Date, the Title Company shall provide an updated title insurance commitment, and copies of restrictions, liens or encumbrances not previously approved as a Permitted Exception on the Commitment. Such updated title commitment shall reflect that the title policies to be issued shall contain a survey modification endorsement which shall be provided to the LLC at USH's expense. If title as shown on the updated commitment is defective or does not meet the standards set forth in this paragraph, then SCC shall have fifteen (15) days to cure the defect, failing which USH shall have the option of: (i) accepting title as it then stands; or (ii) terminating this Agreement, in which event the entire Deposit (including any portion of the Approvals Costs previously disbursed), shall be returned. The title insurance policy shall be issued by the Title Company promptly after the Closing Date. The premium for the policy shall be paid by USH.

(ii) Attorney's Fees. SCC shall pay for the attorneys' fees of any attorney engaged by SCC. USH shall pay the fees of any attorney engaged by USH.

(iii) Real Estate Taxes, Insurance and Ownership Cost. Real estate taxes and assessments, insurance costs and other costs of ownership of the Property for the year within which the Study Period ends shall be prorated between SCC and the LLC at and as of the date of termination of the Study Period, and thereafter assumed by the LLC. If real estate taxes are not known for the current year, the most recent available year shall be used to calculate the prorated portions. Taxes shall be re-prorated once the taxes due for the current year become known.

(iv) Settlement Fees. The parties agree that any and all fees of the Settlement Agent shall be divided equally between SCC and USH.

(v) Recordation Taxes. All recordation and transfer taxes relating to the initial conveyance of the Property to the LLC shall be paid by USH. Recordation taxes relating to any subsequent conveyances of the Property, or any part thereof, which are properly chargeable to the LLC shall be paid by the LLC.

(c) SCC's Closing Documents. On the Closing Date, SCC shall deliver the following items:

(i) The special warranty deed conveying the Property to the LLC, duly executed in form for recordation;

(ii) An owner's affidavit in form sufficient and acceptable to the Title Company so as to allow it to eliminate the standard owner's exceptions, including the parties in possession, mechanic's lien, and gap exceptions from the title commitment and policy and running to the benefit of the LLC and the Title Company insuring title to the Property, or any portion thereof, stating that there are no outstanding unrecorded options or contracts for sale of the Property to anyone other than the LLC, that the Property is unencumbered except as specifically set forth, and that no construction or repairs have been made, nor any work done to or on the Property which has not been fully paid for, nor any contract entered into nor anything done which would cause or result in a lien or claim of lien to be made against the Property under any construction lien law.

(iii) A non-foreign affidavit in the form attached as Exhibit "C" hereto (if not applicable to SCC, then SCC agrees to comply with all withholding requirements of the Internal Revenue Service related thereto);

(iv) A CERCLA affidavit in the form attached as Exhibit "D" hereto;

(v) Proof of entity authority subject to the approval of the Title Company;

(vi) A copy of the Operating Agreement, executed by SCC;

(vii) A copy of the Management and Development Agreement, executed by SCC;

(viii) A Bill of Sale or other instrument of transfer acceptable to USH, transferring to the LLC the Approvals and all engineering relating to the development of the Project;

(ix) Two copies of the Lot Contract, executed by SCC as Manager of the LLC;

(x) Such further documents as may reasonably be required to enable the Title Company to insure the title thereto, in accordance with the terms of this Agreement; and

(xi) A contribution of capital to the LLC so that the amount of funds SCC has paid to the Approvals Costs and/or contributed as capital to the LLC equals the amount of the Deposit.

(d) USH's Closing Documents. On the Closing Date, USH shall deliver the following:

(i) A copy of the Operating Agreement, executed by USH;

(ii) A copy of the Management and Development Agreement, executed by USH;

(iii) Two copies of the Lot Contract, executed by USH as purchaser along with the earnest money deposit due under the Lot Contract in good funds or by letter of credit; and

(iv) Cash, wire transfer or other immediately available funds in an amount equal to USH's initial capital contribution to the LLC, which shall be one-half of the Assumed Value of the Property. For purposes of this Agreement, the "Assumed Value" of the Property shall be calculated at the rate of $23,000 per single family detached home site, and $18,000 per single family attached home site, as shown on the Preliminary Plan for the Project as approved by the applicable governmental authorities. During the term of this Agreement, the Assumed Value shall increase at the rate of 6% per annum (prorated on a per diem basis), commencing on January 1, 2003, and continuing until the date of the initial lot purchase/take-down by USH under the Lot Contract. The sum so paid by USH shall be paid and disbursed to SCC by the LLC or the title company acting as Escrow Agent by cash, by wire transfer or by other immediately available funds upon Closing, which shall constitute the payment of the land purchase price to SCC for the Property for USH's one-half interest therein pursuant to the terms of this Agreement and the Operating Agreement. Thereafter, following a reimbursement to either party for any expenses incurred for the LLC, the profits and losses of the LLC shall be shared one-half by SCC and one-half by USH as provided in the Operating Agreement.

The parties agree that USH's payment of its one-half of the "Assumed Value" shall bear interest at the rate of 6% per annum, from the date paid until the date of the initial lot take-down by USH under the Lot Contract.

8. USH'S DEFAULT. Notwithstanding anything to the contrary contained in this Agreement, USH shall not be in breach or default hereunder unless SCC is not in default hereunder, and within fifteen (15) days after USH's receipt of written notice (i) USH fails to cure any breach of any obligation of USH under this Agreement which is set forth in such notice or (ii) USH fails to cause the LLC to complete its purchase of the Property. If any such failure continues beyond such cure period, the sole and exclusive remedy of SCC shall be to terminate this Agreement thereby extinguishing USH's rights hereunder and USH shall forfeit the Deposit (or the remaining balance thereof) as the agreed upon liquidated damages. SCC expressly waives any other remedy at law or in equity against USH. The parties agree and stipulate that the exact amount of damages would be extremely difficult to ascertain and that the Deposit constitutes a reasonable and fair approximation of such damages and is not a penalty. It is acknowledged that USE shall have no personal liability of any kind or nature hereunder.

9. SCC'S DEFAULT. SCC shall be in default hereunder if: (i) any representation or warranty made by 8CC herein is or becomes false in any material respect; (ii) any covenant or obligation made or undertaken by SCC hereunder is not performed in the time specified for such performance; (iii) there is a failure of title not cured by SCC or waived by USH after the initial Commitment is reviewed and Permitted Exceptions are established or (iv) SCC breaches any other provision of this Agreement when USH is not in default hereunder; provided, however, that upon any event of default, SCC shall have fifteen (15) days within which to cure such default after receipt of written notice from USH.

Upon SCC's default and failure to cure such default, USH shall have the following remedies as its sole and exclusive remedies:

(a) To terminate this Agreement and thereupon receive a return of the entire Deposit (including any portion of the Approvals Costs previously disbursed); and

(b) To seek specific performance of SCC's obligations.

USH expressly waives any other remedies at law or in equity against SCC.

10. SCC'S AFFIRMATIVE COVENANTS. Incident to the LLC's potential development of the Property, SCC covenants and agrees as follows:

(a) Encumbrance of Property. SCC shall not cause or permit any mortgage, deed of trust, lien, encumbrance, covenant, condition, restriction, assessment, easement, right-of-way, obligation, encroachment or liability ("title defect") whatsoever, to be placed of record, affect the title insurance to be given to the LLC pursuant to this Agreement or otherwise exist, from the Effective Date to the date of termination of this Agreement, excepting, however, such title exceptions as are specifically permitted under this Agreement and those which have been specifically approved in writing by USH. If any title defects are so placed of record, or otherwise exist contrary to the provisions hereof, the effect of which can be removed and/or eliminated by the payment of money, Settlement Agent is hereby expressly authorized, directed and instructed to pay such monies at close of escrow from the monies otherwise payable to SCC at Closing and the net proceeds available to SCC at Closing shall be reduced accordingly. To the extent that monies available to SCC at Closing are insufficient to cause said title exception(s) to be removed, SCC shall immediately cause sufficient additional monies to be deposited with Settlement Agent so as to enable Settlement Agent to cause said title exception(s) to be eliminated and/or removed of record.

(b) Natural Amenities. SCC acknowledges that the natural amenities of the Property constitute a material inducement to USE for entering into this Agreement and, therefore, SCC agrees to maintain the natural amenities, specifically, the tree canopy and rolling contour of the land, and soil, in its natural condition prior to Closing. SCC further agrees not to cut, clear, excavate, fill, dump or dispose of any materials, or engage in any development activity of any kind on the Property (except as specifically required hereunder and necessary and/or appropriate for the Project) during the pendency of this Agreement.

(c) Further Assurances. Upon request by USH, SCC shall provide reasonable assurances as necessary to carry out the intent and purpose of SCC's affirmative covenants herein.

(d) Assessments. Any assessment, special or otherwise, imposed on the Property prior to the date of Closing shall be the obligation of SCC and shall be paid in full on or before Closing, except any assessment associated with the Project and any matter set forth in a Permitted Exception. Notwithstanding the above, the LLC shall be liable for any fees for water and sewer allocations, user fees, and impact fees for the Property.

(e) Studies and Other Materials. Within five (5) days after the execution of this Agreement, SCC shall provide USH with copies or originals of all correspondence, reports and other documents involving the Property which are in the possession or control of SCC, including but not limited to all governmental approvals; wetlands studies; environmental reports; soils reports; marketing or other studies; surveys and planning studies; flood plain analyses; all aerial photographs, topographical maps or studies; all oil, gas, mineral or water studies, analyses, evaluations or exploration reports; all engineering studies and plans, mylars, sepias; all abstracts of title, title opinions, title insurance policies and all other title documents pertaining to the Property; contractors' bids for improvements to the Property and all other documents or instruments which relate to the condition or developability of all or any portion of the Property. If as to any specific items, the foregoing would work a material inconvenience on SCC, in lieu thereof, SCC shall permit USH, its agents and employees, to examine and make copies or prints of such items during all normal business hours, and shall provide facilities for these purposes. Thereafter, SCC shall promptly provide USH with any such additional items or materials, or copies thereof, as may come into SCC's possession or control.

11. REPRESENTATIONS AND WARRANTIES OF SCC.

SCC hereby represents and warrants to USH that, to the best of SCC's knowledge:

(a) There is no pending or threatened condemnation or similar proceeding affecting the Property or any portion thereof, nor has SCC knowledge that any such action is presently contemplated.

(b) SCC has no information or knowledge of any change contemplated in any applicable laws, ordinances, or regulations, or any judicial or administrative action, or any action by adjacent landowners, or natural or artificial conditions upon the Property which would prevent, or materially limit or impede the LLC s development or use of the Property.

(c) SCC has complied with all applicable laws, ordinances, regulations, statutes, rules and restrictions pertaining to and affecting the Property. Performance of this Agreement will not result in any breach of, or constitute any default under, or result in the imposition of, any lien or encumbrance upon the Property under any agreement or other instrument to which SCC is a party or by which SCC or the Property might be bound.

(d) There are no legal actions, suits or other legal or administrative proceedings, pending or threatened, that affect the Property or any portion thereof, nor has SCC knowledge that any such action is presently contemplated.

(e) The Property has full, free and adequate access to and from public highways and roads, and SCC has no knowledge of any fact or condition which would result in the termination of such access.

(f) SCC warrants and represents that it has not performed and has no knowledge of any excavation, dumping or burial of any refuse materials or debris of any nature whatsoever on the Property. SCC represents and warrants to USH that to SCC's best knowledge and belief there are no Hazardous Materials (as defined below) on the Property that would subject USH or the LLC to any liability under either Federal or state laws, including, but not limited to, the disposal of any foreign objects or materials upon or in the Property, lawful or otherwise. Without limiting the generality of the foregoing, SCC represents and warrants to USH that to the SCC's best knowledge and belief: (1) the Property is not now and has never been used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, process or in any manner deal with Hazardous Materials (as that term is hereinafter defined); (2) no Hazardous Materials have ever been installed, placed, or in any manner dealt with on the Property; (3) SCC has not received any notice or advice from any governmental agency with regard to Hazardous Materials on, from or affecting the Property and (4) no radon or other radioactive materials are located on the Property. The term "Hazardous Materials" as used herein includes, without limitation, gasoline, petroleum products, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, polychlorinated biphenyls or related or similar materials, asbestos or any material containing asbestos, or any other substance or material as may be defined as a hazardous or toxic substance by any Federal, state or local environmental law, ordinance, rule, or regulation including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), the Hazardous Materials Transportation Act, as amended (42 U.S.C. Section 1801, et seq.) the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 1251, et seq.), the Clean Air Act, as amended (42 U.S.C. Section 7401, et seq.) and in the regulations adopted and publications promulgated pursuant thereto.

(g) No part of the Property has been designated as inhabited by any endangered species by any governmental agency having jurisdiction.

(h) SCC has not failed to disclose to USH any material adverse fact or condition regarding this Agreement, the Property or the transaction contemplated hereunder.

(i) All information furnished to USH by or on behalf of SCC prior to the execution hereof or pursuant to the provisions of this Agreement is true and correct in all material respects and fairly and accurately reflects the condition or statement of facts reported to be described or represented thereby.

(j) SCC is duly organized, existing and in good standing under the laws of the State of Maryland and has not filed, voluntarily or involuntary for bankruptcy relief within the last year under the laws of the United States Bankruptcy Code, nor has any petition for bankruptcy or receivership been filed against SCC within the last year.

(k) There are no other contract purchasers of the Property, including any surface and/or mineral estates.

(1) There are no surface faults, ground settling, soil or subsoil conditions or similar problems from any cause on the Property which would materially restrict, impair or prohibit use of the Property for residential dwellings, or materially increase or affect the cost of residential dwellings on the Property.

(m) As of the date of termination of the Study Period, neither the Property nor any part thereof is within a special taxing district, nor has any application been made or submitted for the creation thereof, or annexation thereby.

(n) No part of the Property is within an identified flood plain or other designated flood hazard area as established pursuant to the Flood Disaster Protection Act as amended, or regulations promulgated thereto by HUD, FDIC, the Federal Reserve Board or any other governmental agency having jurisdiction.

(o) There are no oral or written service, maintenance, landscaping, security, management or other similar contracts which affect the operation or maintenance of the Property.

(p) There are no leases, oral or written, affecting the Property or any part thereof.

(q) The person signing below on behalf of SCC represents that he is duly authorized to execute this Agreement and to bind SCC. SCC further represents that it has capacity to enter into this Agreement.

(r) No annexation of the Property into any city or town in currently in process and to the best of SCC's knowledge, no such effort is contemplated.

(s) There are no adverse or other parties in possession of the Property, or any part thereof.

(t) The mineral or other subsurface estates have not been severed from the surface estate.

Each of the warranties and representations contained in this paragraph and other paragraphs of this Agreement shall be deemed made as of the date of this Agreement and again as of the date of Closing. SCC's representations and warranties set forth in this paragraph 11 shall be continuing and are deemed to be material to USH's execution of this Agreement and USH's performance of its obligations hereunder. All such representations and warranties shall be true and correct on and as of the Closing Date with the same force and effect as if made at that time, and all of such representations and warranties shall survive the Closing Date or any cancellation or termination of this Agreement, and shall not be affected by any investigation, verification or approval by any party hereto or by anyone on behalf of any party hereto.

12. ARBITRATION. All claims, disputes and other matters in question between thc parties to this Agreement arising out of or relating to this Agreement or the breach thereof, shall be decided by mandatory and binding arbitration in accordance with the rules of the American Arbitration Association ("AAA") currently in effect unless the parties mutually agree otherwise. The following procedures shall apply:

(a) Demand for arbitration shall be filed in writing with the other party to this Agreement and with the AAA. A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

(b) No arbitration arising out of or relating to this Agreement shall include, by consolidation, joinder or any other manner, an additional person or entity not a party to this Agreement, except by written consent containing a specific reference to this Agreement signed by the parties hereto and any other person or entity sought to be joined. Consent to arbitration involving an additional person or entity shall not constitute consent to arbitration of any claim, dispute or other matter in question not described in the written consent or with a person or entity not named or described therein. The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented by the parties to this Agreement shall be specifically enforceable in accordance with applicable law and any court having jurisdiction thereof.

(c) The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

(d) All filing fees and AAA costs associated with the arbitration itself shall be paid for by the party who files the notice of arbitration; provided, however, that all such expenses shall be recovered by the filing party in the event said party prevails. Any issues regarding who is the prevailing party shall be determined by the arbitration panel. The prevailing party also shall recover from the non-prevailing party all attorneys' fees and costs, including fees and costs for legal assistants and expert witnesses, and including all fees and costs incurred relative to any challenge or appeal of the arbitration award, or confirmation by a court of law.

13. CONDITIONS TO CLOSING. USH shall have the right, by prompt written notice, in its own discretion, to terminate this Agreement and receive a refund of the Deposit or any remaining portion thereof (less any amount of the Approvals Costs then unpaid), and USH shall have no further obligation to SCC hereunder by reason of such cancellation, any of the following occur, and SCC fails or refuses to cure or correct the same within fifteen (15) days following written notice from USH to SCC specifying the occurrence:

(a) prior to Closing, any of the warranties and representations of SCC contained in this Agreement shall prove untrue or incorrect in any material respect, or at the time of Closing shall no longer be true and correct in any material respect;

(b) SCC shall have failed to honor or fulfill any covenant or undertaking of SCC pursuant to any provision of this Agreement;

(c) prior to Closing, the imposition of a governmental moratorium occurs, which would preclude or cause a material delay in development of the Property or preclude or materially delay the obtaining of building permits or certificates of occupancy;

(d) SCC has not obtained the Approvals.

(e) SCC has not obtained all off-site rights of ways and easements that may be necessary (i) for the installation of water and sanitary sewer to and within the Property; (ii) to accomplish all grading required under the final site plan, grading plan or permit; (iii) for all stormwater management serving the Property; (iv) for streets and roads serving the Property; and (v) for any other reason required in any plan or permit necessary to develop the Property; and

(f) any other event shall have occurred which gives USH the right to cancellation pursuant to any other provision of this Agreement.

Notwithstanding anything to the contrary contained herein, in the event that one or more of the foregoing conditions have failed or not occurred, and such continues through and including December 31, 2005, in spite of the diligent and good faith efforts of the parties, then either party, by written notice to the other, shall have the right to terminate this Agreement, whereupon the Deposit or any remaining balance thereof (less any unpaid portion of the Approvals Costs) shall be returned to USH, and neither party shall have any further rights or obligations hereunder.

14. RENTS, INSURANCE, RISK OF LOSS AND CONDEMNATION. Rents

and Insurance, if any, shall be prorated as of the date of expiration of the Study Period. SCC shall bear risk of loss until the end of the Study Period, and thereafter the risk of loss shall be assumed by the LLC. In the event of any damage to all or any portion of the Property, condemnation, eminent domain or taking of the Property, or any part thereof prior to the end of the Study Period, USH may, at its election made promptly following such occurrence, terminate this Agreement in full. In the event USH terminates this Agreement, the Deposit or any remaining balance thereof (less any portion of the Approvals Costs then unpaid) shall be refunded to USH and neither party shall have any further obligations hereunder. The LLC shall be entitled and SCC shall assign to the LLC all condemnation awards and settlements for the portions of the Property to which it acquires.

15. BROKER'S COMMISSIONS. SCC and USH warrant and represent to each other that no real estate broker was involved in this transaction. SCC shall indemnify USH against any claim of any other broker claiming by, through or under SCC. USE shall indemnify SCC against any claim of any broker claiming by, through or under USH. This warranty and representation shall survive delivery of the deed and closing of this transaction.

16. ESCROW AGENT. Escrow Agent shall hold the Deposit or any remaining portion thereof, in escrow until the earlier occurrence of (i) application for disbursement of the Deposit or any part or parts thereof for the Approvals Costs by SCC as provided herein, (ii) election by USH to terminate this Agreement by reason of a specific right of termination granted to USH under this Agreement, or (iii) breach of this Agreement by either party. Escrow Agent shall release and pay over to SCC the Deposit, or any remaining portion thereof', upon USH's breach of or default under this Agreement, which breach or default continues beyond any applicable notice and cure period. In the event of a termination by USH as set forth above, then the Deposit, or any remaining portion thereof, shall be released by Escrow Agent and returned to USH. If, for any reason, either party makes a written demand upon Escrow Agent for payment or release of the Deposit (other than the payment of the Approvals Costs as provided herein), Escrow Agent shall give written notice to the other party of such demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice, Escrow Agent is hereby authorized to make such payment. If Escrow Agent does receive such written objection within such five (5) day period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Agreement or a final judgment or arbitrators' decision. However, Escrow Agent shall have the right at any time to deposit the Deposit with the Clerk of the Court having jurisdiction. Escrow Agent shall give written notice of such deposit to SCC and USH. Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties for any act or omission on his part unless taken or suffered in bad faith in willful disregard of this Agreement or involving gross negligence. SCC and USH shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney's fees, incurred in connection with the performance of Escrow Agent's duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Agreement or involving gross negligence on the part of the Escrow Agent.

The parties shall deliver to Escrow Agent an executed copy of this Agreement, which shall constitute the sole instructions to Escrow Agent.

17. ASSIGNMENT. Neither party shall have the right to assign its rights and/or obligations under this Agreement, except to an affiliate of such party, without the prior written consent of the other party, which consent maybe withheld or granted in that party's sole discretion. For purposes of this Agreement, an "affiliate" shall be defined as an entity owning a controlling interest in such party, an entity in which such party owns a controlling interest, or an entity in which the controlling interest is owned by the same principals owning a controlling interest in such party.

18. NOTICES. Any notices required or desired pursuant to this Agreement shall be duly given by hand delivery, national overnight courier service or telecopier (with confirmation of receipt), to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other in the manner set forth herein):

If to U.S. Home Corporation:

U.S. Home Corporation

10230 New Hampshire Avenue

Suite 300

Silver Spring, MD 20903

Attention: Philip F. Barber, Division President

Telephone No.: (301) 431-2400

Telecopy No.: (301) 431-4720

and

U.S. Home Corporation

Legal Department

10707 Clay Road

Houston, TX 77041

Telecopy No.: (713) 877-2471

With a required copy to:

Walsh, Colucci, Stackhouse, Emrich & Lubeley, P.C.

13663 Office Place, Suite 201

Woodbridge, VA 22192

Attention: David J. Bomgardner

Telephone No. (703) 680-4664

Telecopy No. (703) 690-2412

If to SCC:

St. Charles Community, LLC

222 Smallwood Village Center

St. Charles, MD 20602

Telephone No.: (301) 870-6626

Telecopy No.: (301) 870-8481

Attn: Mr. Ed Kelly

With a required copy to:

Chapman, Bowling, & Scott, P.A.

P.O. Box 610

La Plata, MD 20646

Attn: Stephen H. Scott, Esq.

Telephone No.: (301) 934-9969

Telecopy No.: (301) 870-6471

19. PARTIES. All references herein to parties in any gender or number are intended to include the masculine, feminine, and neuter gender, and singular number and the plural number, as the case may appear from context.

20. BINDING EFFECT. This Agreement and all of the terms, conditions and obligations hereunder shall inure to the benefit or obligation, as the case may be, and shall be binding upon the parties and their respective personal representatives, heirs, successors and permitted assigns.

21. SEVERABILITY. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holdings shall not invalidate or render unenforceable any other provision hereof

22. APPLICABLE LAW. This Agreement and all questions of construction of the provisions hereof and of the rights and liabilities of the parties hereunder shall be construed and determined in accordance with the applicable laws of the State of Maryland.

23. COUNTERPARTS. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

24. AMENDMENTS. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, shall replace and supersede all prior agreements between the parties, whether written or oral, and may be amended only by a written agreement signed by all of the parties.

25. HEADINGS. The headings of the several articles in this Agreement have been prepared for convenience or reference only and shall not control or affect the meaning or be taken as an interpretation of any provision of this Agreement.

26. SURVIVAL. Notwithstanding any presumption to the contrary, all obligations, covenants, conditions, representations, warranties and agreements of the parties contained in this Agreement shall be restated as true and correct as of Closing and survive the Closing contemplated herein.

    CONSTRUCTION OF AGREEMENT. All parties hereto acknowledge that they have had the benefit of independent counsel with regard to this Agreement. All parties agree that the provisions of this Agreement shall not be construed or interpreted for or against any party hereto based upon authorship.

28. EFFECTIVE DATE. The "Effective Date" or the "Date" hereof shall be the date the last party hereto executes this Agreement.

29. TIME. Time is of the essence of this Agreement.

30. WAIVER OF BREACH. The failure of any party hereto to enforce any provision of this Agreement shall not be construed to be a waiver of such or any other provision, nor in any way to affect the validity of all or any party of this Agreement or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

31. CONDITION PRECEDENT. Notwithstanding any provision contained hereto to the contrary, USH's obligations under this Agreement are contingent upon its receipt of the written approval of the Corporate Investment Committee of Lennar Corporation, USH's corporate parent. Such approval shall be evidenced, if at all, by written notice to SCC prior to the end of the Study Period. In the event notification of said Corporate Investment Committee written approval is not provided to SCC prior to the end of the Study Period, USH shall be deemed to have elected to terminate this Agreement pursuant to the provisions of paragraph 3 hereof No waiver of such condition shall be implied, but shall be expressed, if at all, only by written notice from USH specifically waiving such condition.

32. SCC'S CONTINGENCY. Notwithstanding anything to the contrary set forth herein, SCC's obligations under this Agreement shall be conditioned and contingent upon each of the following: (i) there being no governmental moratorium which would prevent or materially hinder or delay the Project; (ii) the recordation of a final plat of subdivision for the Property on or before December 31, 2005, on terms acceptable to SCC, dividing the Property as a tract separate and apart from SCC' s larger parcel; (iii) the obtaining of all of the Approvals for the Project on or before December 31, 2005; (iv) the obtaining by the LLC of an acquisition/development loan for the Property and the Project from such institutional lender and on such terms and conditions as are reasonably acceptable to SCC and USH and are commercially reasonable in view of the scope and nature of the Project and its components; (v) the absence of a default hereunder beyond any applicable cure period by USH following any required notice of default hereunder; and (vi) the satisfaction of each of the conditions to Closing set forth in Section 13 hereof on or before the date of Closing.

SCC shall make a diligent and good faith effort to fully and completely satisfy each of the foregoing contingencies. If, in spite of SCC's diligent and good faith effort, each of the foregoing are not satisfied within the respective time periods set forth above, then SCC shall have the right, by written notice to USH, to terminate this Agreement, whereupon the Deposit or remaining balance thereof (less the amount of any unpaid Approvals Costs) shall be returned to USH, and neither party shall have any further rights or obligations hereunder.

33. PROJECT FINANCING. The parties, through the LLC, shall obtain financing for the Project on such terms and conditions as are commercially reasonable given the scope and nature of the Project, which financing shall be obtained from a recognized institutional lender. Such financing shall be acquisition/development financing to undertake the Project for all of the funding requirements of the Project beyond the capital contributions of the parties to the LLC. Such financing shall be non-recourse to SCC and USH unless otherwise agreed in writing by 8CC and USH. The LLC shall be the borrower on such financing. SCC shall give a non-recourse guaranty of such financing, and such financing shall be secured by a first lien indemnity deed of trust placed on the Property by SCC. Each party shall make a diligent and good faith effort to obtain the approval and closing of such financing.

(SIGNATURES APPEAR ON FOLLOWING PAGE)

WITNESS the following signatures and seals.

U.S. HOME CORPORATION,
a Delaware corporation

By: /s/ Philip F. Barber
Philip F. Barber, President
Shenandoah Valley Land
Development Division

Date: November 15, 2002

ST. CHARLES COMMUNITY, LLC, a
Delaware limited liability company

By: /s/ Edwin L. Kelly
Edwin L. Kelly
Chairman of the Management
Committee

Date: November 14, 2002

SCHEDULE I

THE PROPERTY

EXHIBIT "A"

OPERATING AGREEMENT

EXHIBIT "B"

MANAGEMENT AND DEVELOPMENT AGREEMENT

EXHIBIT "C"

NON-FOREIGN AFFIDA VIT

STATE OF ____________

COUNTY OF__________

BEFORE ME, the undersigned attesting officer, personally appeared ______________________ who, upon oath, deposes and says that ________________ is the owner of a tract or parcel of land located in Charles County, Maryland, and being more particularly described on Exhibit "A" attached hereto and incorporated herein by this reference (the "Property") and that he is familiar with the facts set forth herein and has the authority to make the within affidavit.

Deponent further avers that he understand that Section 1445 of the Internal Revenue Code of 1954 as amended, provides that a transferee of U.S. real property interest must withhold tax if the transferor is a foreign person. Accordingly, to inform U.S. Home Corporation and the closing agent that withholding of tax is not required upon said disposition by _______________ of the Property, being a U.S. real property interest, the undersigned hereby swears to and certifies as to the following:

    He is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code of 1954, as amended, and regulations promulgated pursuant thereto).

    Owner's office address is _________________________________________.

    Owner's U.S. federal tax identification number is _________________________.

Owner understands that his certification may be disclosed to the Internal Revenue Service and that any false statement contained herein may be punished by fine or imprisonment, or both. Under penalties of perjury, the undersigned declares that the undersigned has examined the certification and to the best of his knowledge and belief, it is true, correct and complete.

____________________________________
By:_________________________________
Its:_________________________________

STATE OF_____________

COUNTY OF__________

The foregoing instrument was acknowledged before me this _______ day of ____________ _____,by______________________,as ______________ of______________________, who is personally known to me or who has produced ___________________________________________ (type of identification) as identification.

_____________________________________________
Signature of Person taking acknowledgment
_____________________________________________
Name of Acknowledger Typed, Printed or Stamped
Notary Public, State of ________________________

(Notary Seal)

EXHIBIT "D"

CERCLA AFFIDAVIT

STATE OF _____________

COUNTY OF ___________

BEFORE ME, the undersigned authority, personally appeared ____________________, who, under oath, deposes and says:

1. That he is the _______________ of , which is the owner of that certain parcel of land located in Charles County, Maryland, more particularly described on Exhibit "A" attached hereto (the "Property").

  That he has owned the Property since ____________________________.

3. That he has not allowed, nor does he have any actual knowledge of, any refuse dumping whatsoever on the Property, including, without limitation, any hazardous waste, toxic materials, or other contaminants.

4. That the use of the Property during the period of his ownership has been as vacant land or farm land and that to the best of affiant's knowledge, information and belief, the use of the Property prior to affiant's acquiring title was as vacant land or farm land, which use existed indefinitely prior to his acquisition of the Property.

5. The undersigned understands that his affidavit is given in connection with the sale of the Property to ______________________, on even date herewith, and that said purchaser is relying upon the history recited in this affidavit as an inducement to such acquisition.

FURTHER AFFIANT SAYETH NOT

______________________________________
By:___________________________________
Name:_________________________________
Title:__________________________________

STATE OF_____________

COUNTY OF__________

The foregoing instrument was acknowledged before me this _______ day of ___________________________________ by______________________,as ______________ of______________________, who is personally known to me or who has produced ___________________________________________ (type of identification) as identification.

_____________________________________________
Signature of Person taking acknowledgment
_____________________________________________
Name of Acknowledger Typed, Printed or Stamped
Notary Public, State of ________________________

(Notary Seal)